EXHIBIT 99.1

FOR IMMEDIATE RELEASE – February 10, 2005

NS Group President and Chief Executive Officer Adopts 10b5-1 Plan

NEWPORT, KY — (BUSINESS WIRE) — February 10, 2005 (NYSE: NSS) NS Group, Inc. announced today that its president and chief executive officer, René J. Robichaud, has adopted a plan to sell 175,000 shares of common stock of NS Group to be acquired through the exercise of stock options. The plan represents 55 percent of the aggregate of the stock options and common stock owned by Mr. Robichaud and will continue through December 2005. The plan will diversify his asset portfolio and offer transparency to NS Group shareholders.

The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and NS Group’s policies regarding stock transactions. Rule 10b5-1 allows officers and directors to adopt plans to gradually diversify their investment portfolios by having a third party sell stock over an extended time period. The plans may only be entered into when the officers and directors are not in possession of material and non-public information. After implementation, the executive has no discretion over the shares and options covered under the plan. The transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

##################

CONTACT:	Linda A. Pleiman
Director of Investor Relations and Corporate Communications
NS GROUP, INC.
(859) 292-6814
www.nsgrouponline.com